Exhibit 99.4
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business and Market Environment
Juniper Networks designs, develops, and sells products and services for high-performance networks to enable customers to build scalable, reliable, secure, and cost-effective networks for their businesses, while achieving agility and improved operating efficiency through automation. We sell our solutions in more than 150 countries in three geographic regions: Americas; Europe, Middle East, and Africa, which we refer to as EMEA; and Asia Pacific, which we refer to as APAC. We organize and manage our business by major functional departments on a consolidated basis as one operating segment.
Our true north is experience-first networking to help our customers achieve their business outcomes. We sell high-performance networking product offerings within the following customer solution categories1: Campus and Branch, Data Center, and Wide Area Networking, and our connected security products are sold in each category.
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Campus and Branch encompasses client-to-cloud portfolio, cloud-delivered campus wired and wireless solutions of Mist and EX switches, and our SD-WAN portfolio, which includes Session Smart Router, Branch SRX and Network Access Control solutions.

•	Data Center includes our QFX switching product line and Juniper Apstra, along with our high-end security portfolio of SRX, targeting data center security for service provider, cloud, and enterprise.

•
Wide Area Networking includes our MX and PTX routing product lines, and the ACX routing product line targeting the Metro market. It also includes Paragon Active Assurance, formerly known as Netrounds, which is now part of Paragon Automation, our WAN Automation suite.

In addition to our product offerings, we offer software-as-a-service ("SaaS"), software subscriptions, and other customer services, including maintenance and support, professional services, and education and training programs.
Our products and services address high-performance network requirements for our customers within our verticals: Cloud, Service Provider, and Enterprise who view the network as critical to their success. We believe our silicon, systems, and software represent innovations that transform the economics and experience of networking, helping our customers achieve superior performance, greater choice, and flexibility, while reducing overall total cost of ownership. We are executing against our innovation roadmap as each of our industry verticals transitions to cloud architectures. We focus on compelling and differentiated use cases targeting the Campus and Branch, Data Center, and Wide Area Networking solution categories. We believe our understanding of high-performance networking technology and cloud architecture positions us to effectively capitalize on the industry transition to more automated, cost-efficient, and scalable networks.
HPE Merger Agreement
On January 9, 2024, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hewlett Packard Enterprise Company, a Delaware corporation (“HPE”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of HPE (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of HPE. Under the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of our common stock (subject to certain exceptions set forth in the Merger Agreement) will be cancelled and converted into the right to receive $40.00 in cash, without interest and subject to applicable withholding taxes.

1 Effective as of the first quarter of 2024, our customer solution revenue categories include the following name changes, and historical revenue by customer solution was not impacted by the name change: 1) Automated WAN Solutions changed to Wide Area Networking, 2) Cloud-Ready Data Center changed to Data Center, and 3) AI-Driven Enterprise changed to Campus and Branch.

The Merger Agreement generally requires us to use commercially reasonable efforts to operate our business in the ordinary course, subject to certain exceptions including as required by applicable law, pending consummation of the Merger, and subjects the Company to customary interim operating covenants that restrict us from taking certain specified actions without HPE’s approval (such approval not to be unreasonably withheld, conditioned, or delayed) until the Merger is completed or the Merger Agreement is terminated in accordance with its terms. During this period, we are permitted to continue paying regular quarterly dividends, substantially in accordance with past practice, at a quarterly rate not to exceed $0.22 per share.
The completion of the Merger, which is currently expected to close in late calendar year 2024 or early calendar year 2025, is subject to the receipt of regulatory approvals and other customary closing conditions. On April 2, 2024, we received stockholder approval of the Merger Agreement. If the Merger is consummated, our common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).
The Merger Agreement can be terminated under certain customary circumstances, including by mutual agreement, the imposition of a final and non-appealable governmental order that permanently enjoins or otherwise prohibits the Merger, an uncured breach of the Merger Agreement by the other party, or if the Merger has not been consummated by January 9, 2025, as may be automatically extended pursuant to the terms of the Merger Agreement. Under certain specified circumstances in which the Merger Agreement is terminated, HPE is required to pay us a termination fee equal to $815.0 million.
In connection with the pending Merger, we expect to incur additional liabilities of approximately $151.8 million consisting of financial advisory fees and certain retention bonuses, that are contingent on the consummation of the Merger.
Global Supply and Demand Update
Global economic and business activities continue to face widespread macroeconomic uncertainties, including inflation, monetary policy shifts, and turmoil in the geopolitical environment, including the Russia-Ukraine conflict, the political and economic tensions between China and Taiwan, and Middle East conflicts, including the Israel-Hamas war, tensions in the Red Sea in connection with the attacks by the Houthis to disrupt shipments, and military actions in response to these disruptions. Our overall performance depends in part on global economic conditions, as well as other disruptions and the impacts of such conditions on our customers.
We have a global supply chain, which is primarily composed of manufacturing partners, component suppliers, and third-party logistics partners. In prior periods, certain customers placed advanced product orders in an effort to secure supply and as a result, we experienced elongated sales cycles. In 2024, we have experienced some improvements in sales cycles and expect to see continued improvements in our Cloud vertical. We also expect to see improved sales cycles in our Service Provider vertical in the second half of 2024.
In prior years, we purchased additional inventory to meet customer demands and to mitigate supply constraints. As customers adopted a more conservative approach to spending, our mitigating actions resulted in increased inventory levels, and we increased inventory obsolescence charges in 2023. We expect inventory levels and excess and obsolescence charges to decline during the second half of 2024.
Management continues to actively monitor the impact of macroeconomic factors on the Company's financial condition, liquidity, operations, suppliers, industry, and workforce. The extent of the impact on our operations and financial performance, our ability to execute our business strategies, and initiatives in the expected time frame, will depend on the impact of macroeconomic factors on our customers, partners, employees, contract manufacturers and supply chain. See the section entitled “Risk Factors” in Item 1A of Part II of this Report for further discussion.

Financial Results and Key Performance Metrics Overview
The following table provides an overview of our financial results and key financial metrics (in millions, except per share amounts, percentages, and days sales outstanding, or DSO):
	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Net revenues	$1,189.6	$1,430.1	$(240.5)	(17)%	$2,338.5	$2,801.9	$(463.4)	(17)%
Gross margin	$688.5	$813.1	$(124.6)	(15)%	$1,369.4	$1,584.3	$(214.9)	(14)%
Percentage of net revenues	57.9%	56.9%			58.6%	56.5%
Operating income	$45.0	$141.1	$(96.1)	(68)%	$30.8	$256.8	$(226.0)	(88)%
Percentage of net revenues	3.8%	9.9%			1.3%	9.2%
Net income	$34.1	$24.4	$9.7	40%	$33.3	$109.8	$(76.5)	(70)%
Percentage of net revenues	2.9%	1.7%			1.4%	3.9%
Net income per share:
Basic	$0.10	$0.08	$0.02	25%	$0.10	$0.34	$(0.24)	(71)%
Diluted	$0.10	$0.07	$0.03	43%	$0.10	$0.34	$(0.24)	(71)%

Operating cash flows					$316.1	$534.5	$(218.4)	(41)%
Stock repurchase plan activity	$-	$120.0	$(120.0)	(100)%	$-	$260.0	$(260.0)	(100)%
Cash dividends declared per common stock	$0.22	$0.22	$-	-%	$0.44	$0.44	$-	-%
DSO	66	57	9	16%

	As of
	June 30, 2024	December 31, 2023	$ Change	% Change
Deferred revenue:
Deferred product revenue	$84.6	$92.1	$(7.5)	(8)%
Deferred service revenue	2,003.8	1,932.8	71.0	4%
Total	$2,088.4	$2,024.9	$63.5	3%

Deferred revenue from customer solutions(*)	$913.9	$843.4	$70.5	8%
Deferred revenue from hardware maintenance and professional services	1,174.5	1,181.5	(7.0)	(1)%
Total	$2,088.4	$2,024.9	$63.5	3%

(*)
Includes deferred revenue from hardware solutions, software licenses, software support and maintenance, and SaaS offerings sold in our Campus and Branch, Data Center, and Wide Area Networking customer solution categories.

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Net Revenues: Product net revenues decreased during the three and six months ended June 30, 2024, compared to the same periods in 2023, across all customer solutions, verticals, and geographies, mainly due to lower sales volume. Service net revenues increased during the three and six months ended June 30, 2024, compared to the same periods in 2023, primarily driven by strong sales of software support and hardware support contracts and SaaS.

Of our top ten customers for the second quarter of 2024, six were in Cloud, two were in Service Provider, and two were in Enterprise. Of these customers, none were located outside of the U.S.
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Gross Margin: Gross margin as a percentage of net revenues increased primarily due to higher service revenue mix, improved services margin, and lower inventory-related expenses partially offset by unfavorable product mix and lower revenue.

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Operating Margin: Operating income as a percentage of net revenues decreased primarily due to merger-related charges incurred in connection with our pending acquisition by HPE, partially offset by the drivers described in the gross margin discussion above.

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Operating Cash Flows: Net cash provided by operations decreased primarily due to lower customer collections and resumption of normal timing of cash tax payments post-expiration of IRS relief for the California floods in October 2023, partially offset by lower supplier payments.

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Capital Return: We continue to return capital to our stockholders. During the three and six months ended June 30, 2024, we paid a quarterly dividend of $0.22 per share, for an aggregate amount of $71.5 million and $142.9 million, respectively.

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Annual Recurring Revenue (“ARR”): ARR represents annual recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. ARR includes the implied annualized billing value of contracts that are active as of the end of the periods presented. ARR excludes (i) software licenses recognized as revenue at a point in time and (ii) revenue included in bundled hardware maintenance stock-keeping units that is allocable to software-related maintenance. As of June 30, 2024, ARR was $424.0 million, compared to $318.5 million as of June 30, 2023, and the increase was primarily driven by strong sales of SaaS subscriptions.

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DSO: DSO is calculated as the ratio of ending accounts receivable, net of allowances, divided by average daily net revenues for the preceding 90 days. DSO increased primarily due to invoicing, which occurred later in the quarter.

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Deferred Revenue: Total deferred revenue increased as of June 30, 2024, compared to December 31, 2023, primarily driven by the timing of contract renewals and an increase in deferrals of SaaS subscriptions and software and related services.

Critical Accounting Estimates
The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires us to make judgments, assumptions, and estimates that affect the amounts reported in the Condensed Consolidated Financial Statements and the accompanying notes. On an ongoing basis, we evaluate our estimates and assumptions. These estimates and assumptions are based on current facts, historical experience, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.
During the six months ended June 30, 2024, there were no material changes to our critical accounting estimates as compared to the critical accounting estimates disclosed in Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Part II, Item 7 of our Form 10-K.

Results of Operations
Revenues
The following table presents net revenues by customer solution, customer vertical, and geographic region (in millions, except percentages):
	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Customer Solutions:
Wide Area Networking	$340.8	$474.6	$(133.8)	(28)%	$691.2	$949.1	$(257.9)	(27)%
Percentage of net revenues	28.6%	33.2%			29.6%	33.9%
Data Center	168.7	200.3	(31.6)	(16)%	331.8	393.9	(62.1)	(16)%
Percentage of net revenues	14.2%	14.0%			14.2%	14.1%
Campus and Branch	279.9	371.1	(91.2)	(25)%	520.4	688.1	(167.7)	(24)%
Percentage of net revenues	23.5%	25.9%			22.3%	24.6%
Hardware Maintenance and Professional Services	400.2	384.1	16.1	4%	795.1	770.8	24.3	3%
Percentage of net revenues	33.7%	26.9%			33.9%	27.4%
Total net revenues	$1,189.6	$1,430.1	$(240.5)	(17)%	$2,338.5	$2,801.9	$(463.4)	(17)%

Cloud	$267.9	$311.0	$(43.1)	(14)%	$517.9	$575.9	$(58.0)	(10)%
Percentage of net revenues	22.5%	21.8%			22.2%	20.6%
Service Provider	367.1	473.6	(106.5)	(22)%	749.0	1,023.5	(274.5)	(27)%
Percentage of net revenues	30.9%	33.1%			32.0%	36.5%
Enterprise	554.6	645.5	(90.9)	(14)%	1,071.6	1,202.5	(130.9)	(11)%
Percentage of net revenues	46.6%	45.1%			45.8%	42.9%
Total net revenues	$1,189.6	$1,430.1	$(240.5)	(17)%	$2,338.5	$2,801.9	$(463.4)	(17)%

Americas:
United States	$654.7	$776.3	$(121.6)	(16)%	$1,264.1	$1,509.9	$(245.8)	(16)%
Other	59.3	72.3	(13.0)	(18)%	115.4	137.2	(21.8)	(16)%
Total Americas	714.0	848.6	(134.6)	(16)%	1,379.5	1,647.1	(267.6)	(16)%
Percentage of net revenues	60.0%	59.3%			59.0%	58.8%
EMEA	296.4	354.6	(58.2)	(16)%	607.5	724.5	(117.0)	(16)%
Percentage of net revenues	24.9%	24.8%			26.0%	25.9%
APAC	179.2	226.9	(47.7)	(21)%	351.5	430.3	(78.8)	(18)%
Percentage of net revenues	15.1%	15.9%			15.0%	15.3%
Total net revenues	$1,189.6	$1,430.1	$(240.5)	(17)%	$2,338.5	$2,801.9	$(463.4)	(17)%

Three Months Ended June 30, 2024 compared with the Three Months Ended June 30, 2023

Total net revenues decreased primarily due to decreases in all customer solutions, which were mainly driven by lower sales volume, partially offset by an increase in Hardware Maintenance and Professional Services.
The Wide Area Networking revenue and Campus and Branch revenue decreased across all verticals.
The Data Center revenue decreased primarily due to a decline in Service Provider and Enterprise, partially offset by a growth in Cloud.
Six Months Ended June 30, 2024 compared with the Six Months Ended June 30, 2023
Total net revenues decreased primarily due to decreases in all customer solutions, which were mainly driven by lower sales volume, partially offset by an increase in Hardware Maintenance and Professional Services.
The Wide Area Networking revenue and Campus and Branch revenue decreased across all verticals.
The Data Center revenue decreased primarily due to a decline in Service Provider and Enterprise, partially offset by a growth in Cloud.
Also, software and security products and services represent key areas of our strategic focus that are critical components to our business success. Software and related service offerings include revenue from software license, software support and maintenance and SaaS contracts, except for revenue included in bundled hardware maintenance stock-keeping units that is allocable to software-related maintenance. Total security offerings include revenue from our complete portfolio of hardware and software security products, including SD-WAN solutions, as well as services related to our security solutions.
The following table presents net revenues from software and security products and services (in millions, except percentages):
	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Software and Related Services	$301.9	$318.3	$(16.4)	(5)%	$607.7	$550.5	$57.2	10%
Percentage of net revenues	25.4%	22.3%			26.0%	19.6%
Total Security	$128.6	$167.6	$(39.0)	(23)%	$254.6	$349.2	$(94.6)	(27)%
Percentage of net revenues	10.8%	11.7%			10.9%	12.5%

Gross Margins
The following table presents gross margins (in millions, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Product gross margin	$325.0	$492.5	$(167.5)	(34)%	$653.0	$950.2	$(297.2)	(31)%
Percentage of product revenues	47.7%	51.1%			49.0%	50.7%
Service gross margin	363.5	320.6	42.9	13%	716.4	634.1	82.3	13%
Percentage of service revenues	71.5%	68.7%			71.3%	68.5%
Total gross margin	$688.5	$813.1	$(124.6)	(15)%	$1,369.4	$1,584.3	$(214.9)	(14)%
Percentage of net revenues	57.9%	56.9%			58.6%	56.5%

Our gross margins as a percentage of net revenues have been and will continue to be affected by a variety of factors, including general inflationary pressures, the mix and average selling prices of our products and services, new product introductions and enhancements, manufacturing, component and logistics costs, expenses for inventory obsolescence and warranty obligations, cost of support and service personnel, customer mix as we continue to expand our footprint with certain strategic customers, the mix of distribution channels through which our products and services are sold, and import tariffs. For example, in prior periods, our logistics and other supply chain-related costs increased due to the global semiconductor shortage, and we started to see cost improvement in 2023 due to the overall reduction in industry-wide supply constraints. For more information on the impact of supply chain constraints on our business, see the “Risk Factors” section of Item 1A of Part II of this Report.
Three Months Ended June 30, 2024 compared with the Three Months Ended June 30, 2023
Product gross margin
Product gross margin as a percentage of product revenues decreased primarily due to unfavorable revenue mix, partially offset by lower inventory-related expenses. We continue to undertake specific efforts to address certain factors impacting our product gross margin. These efforts include performance and quality improvements through engineering to increase value across our products; optimizing our supply chain and service business; pricing management; and increasing software and solution sales.
Service gross margin
Service gross margin as a percentage of service net revenues increased primarily due to higher revenue, including a 4% increase in maintenance revenue, 56% increase in SaaS revenue, 66% increase in professional services revenue, and ongoing productivity improvements.
Six Months Ended June 30, 2024 compared with the Six Months Ended June 30, 2023
Product gross margin
Product gross margin as a percentage of product revenues decreased primarily due to unfavorable revenue mix and lower revenue, partially offset by lower inventory-related expenses.
Service gross margin
Service gross margin as a percentage of service net revenues increased primarily due to higher revenue, a 5% increase in maintenance revenue, 54% increase in SaaS revenue, 29% increase in professional services revenue, and ongoing productivity improvements.

Operating Expenses
The following table presents operating expenses (in millions, except percentages):

	Three Months Ended June 30,					Six Months Ended June 30,
	2024	2023	$ Change	% Change		2024	2023	$ Change	% Change
Research and development	$274.6	$282.0	$(7.4)	(3)%		$571.2	$566.8	$4.4	1%
Percentage of net revenues	23.1%	19.7%				24.4%	20.2%
Sales and marketing	297.4	308.3	(10.9)	(4)%		602.8	611.5	(8.7)	(1)%
Percentage of net revenues	25.0%	21.5%				25.8%	21.8%
General and administrative	60.8	65.2	(4.4)	(7)%		121.5	133.2	(11.7)	(9)%
Percentage of net revenues	5.1%	4.6%				5.2%	4.8%
Restructuring charges	1.6	16.5	(14.9)	(90)%		5.7	16.0	(10.3)	(64)%
Percentage of net revenues	0.1%	1.2%				0.2%	0.6%
Merger-related charges	9.1	-	9.1	N/	M	37.4	-	37.4	N/	M
Percentage of net revenues	0.8%	-%				1.6%	-%
Total operating expenses	$643.5	$672.0	$(28.5)	(4)%		$1,338.6	$1,327.5	$11.1	1%
Percentage of net revenues	54.1%	47.0%				57.2%	47.4%

N/M - Not meaningful
Three Months Ended June 30, 2024 compared with the Three Months Ended June 30, 2023

Total operating expenses decreased primarily due to lower headcount-related costs and lower restructuring charges.
Six Months Ended June 30, 2024 compared with the Six Months Ended June 30, 2023

Total operating expenses increased primarily due to merger-related charges, including professional services and financial advisory fees incurred directly in connection with the pending Merger, partially offset by lower restructuring charges, a decrease in personnel-related costs, and a reduction in legal and other professional services.
Gain (Loss) on Privately-Held Investments, Net
The following table presents the gain (loss) on privately-held investments, net (in millions, except percentages):
	Three Months Ended June 30,					Six Months Ended June 30,
	2024	2023	$ Change	% Change		2024	2023	$ Change	% Change
Gain (loss) on privately-held investments, net	$0.7	$(92.2)	$92.9	N/	M	$(13.6)	$(92.0)	$78.4	(85)%
Percentage of net revenues	0.1%	(6.4)%				(0.6)%	(3.3)%

N/M - Not meaningful
During the three months ended June 30, 2024, the Company did not record any material allowance for credit loss. During the six months ended June 30, 2024, the Company recognized an allowance for credit loss reserve on debt and redeemable preferred stock investments and note receivables relating to its privately-held investees. The credit loss represents the difference between the estimated fair value or the amount expected to be collected and the amortized cost related to credit factors.

Other Income (Expense), Net
The following table presents other income (expense), net (in millions, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Interest income	$16.7	$11.7	$5.0	43%	$33.6	$21.2	$12.4	58%
Interest expense	(20.5)	(19.7)	(0.8)	4%	(41.0)	(38.9)	(2.1)	5%
Gain on other investments, net (1)	4.6	1.2	3.4	N/M	8.0	1.9	6.1	N/M
Other	0.5	(0.6)	1.1	N/M	2.8	(0.4)	3.2	N/M
Total other income (expense), net	$1.3	$(7.4)	$8.7	N/M	$3.4	$(16.2)	$19.6	N/M
Percentage of net revenues	0.1%	(0.5)%			0.1%	(0.6)%

N/M - Not meaningful
(1) Other investments represent fixed income securities and equity investments with readily determinable fair value.
Total other income (expense), net, increased during the three and six months ended June 30, 2024, compared to the same periods in 2023, primarily due to higher interest income, net gains on investments and higher foreign currency gains, partially offset by higher interest expense.
Income Tax Provision (Benefit)
The following table presents income tax provision (benefit) (in millions, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Income tax provision (benefit)	$10.8	$15.0	$(4.2)	(28)%	$(16.9)	$34.6	$(51.5)	(149)%
Effective tax rate	23.0%	36.2%			(82.0)%	23.3%

The effective tax rate decreased during the three and six months ended June 30, 2024, as compared to the same periods in 2023, primarily due to the changes in the effect of one-time items in the comparative periods. For further explanation of our income tax provision, see Note 11, Income Taxes, in Notes to Condensed Consolidated Financial Statements in Item 1 of Part I of this Report.
Beginning January 1, 2022, as a result of the Tax Cuts and Jobs Act of 2017 ("Tax Act"), all our U.S. and non-U.S. based R&D expenditures are being capitalized and amortized over five and fifteen years, respectively. Absent a change in legislation, we estimate a reduced effective tax rate and incremental cash tax payments of up to $130 million in 2024. The actual impacts will primarily depend on if and when this legislation is deferred, modified, or repealed by the U.S. Congress, including if retroactively, and the amount of R&D expenditures paid or incurred. We estimate the impacts should gradually decrease over the five- and fifteen-year amortization periods.
Through June 30, 2024, European Union members and several other countries either initiated legislation to adopt or enacted global minimum tax provisions, which were effective for Juniper beginning January 1, 2024. We do not expect to incur significant global minimum taxes in 2024.
Liquidity and Capital Resources
Liquidity and capital resources may be impacted by our operating activities as well as acquisitions, investments in strategic relationships, and payment of cash dividends on our common stock. Since the enactment of the Tax Act, we have repatriated a significant amount of cash from outside of the U.S., and plan to continue to repatriate on an ongoing basis. We intend to use the repatriated cash to invest in the business and fund our return of capital to stockholders.

Based on past performance and current expectations, we believe that our existing cash and cash equivalents, short-term, and long-term investments, and cash generated from operations together with the revolving credit facility will be sufficient to fund our operations; planned dividends; capital expenditures; purchase commitments and other liquidity requirements; and anticipated growth for at least the next twelve months and thereafter for the foreseeable future. However, our future liquidity and capital requirements may vary materially from those now planned depending on many factors, including, but not limited to, our growth rate; the timing and amount we spend to support development efforts; the expansion of sales and marketing activities; the introduction of new and enhanced products and services; the costs to acquire or invest in businesses and technologies; an increase in manufacturing or component costs; costs related to the consummation of the Merger; certain interim operating covenants that we have agreed to in the Merger Agreement; and the risks and uncertainties detailed in the “Risk Factors” section of Item 1A of Part II of this Report.
The Company's cash requirements have not changed materially since December 31, 2023, as discussed in the Form 10-K, except for purchase commitments with contracts manufacturers and suppliers and potential tax payments pursuant to the Tax Act.
Revolving Credit Facility
In June 2023, we entered into a credit agreement with certain institutional lenders that provides for a five-year $500.0 million unsecured revolving credit facility (the “Revolving Credit Facility”), with an option to increase the Revolving Credit Facility by up to an additional $200.0 million, subject to the lenders' approval. The Revolving Credit Facility will terminate in June 2028, subject to two one-year maturity extension options, on the terms and conditions set forth in the credit agreement. Under the terms of the Merger Agreement, the Company has agreed to limit its borrowing to $40 million and is required to terminate the Revolving Credit Facility upon the closing of the Merger. As of June 30, 2024, we were in compliance with all covenants in the credit agreement, and no amounts were outstanding. Refer to Note 7, Debt, in the Notes to Condensed Consolidated Financial Statements in Item 1 of Part I of this Report for information on the credit agreement.
Purchase Commitments with Contract Manufacturers and Suppliers
In order to reduce manufacturing lead times and in the interest of having access to adequate component supply, we enter into agreements with contract manufacturers and certain suppliers to procure inventory based on the Company's requirements. A significant portion of the Company's purchase commitments arising from these agreements consists of firm and non-cancellable commitments. In certain instances, these agreements allow the Company the option to cancel, reschedule, and adjust its requirements based on the Company's business needs prior to firm orders being placed. As of June 30, 2024, we had purchase commitments of $1,051.2 million, with $772.5 million payable within 12 months.
Tax Payments
During the six months ended June 30, 2024, we made tax payments of approximately $188.4 million. In 2024, we may incur up to $130 million in additional tax payments attributed to the capitalization and amortization requirements for R&D expenditures pursuant to the Tax Act.
Capital Return
We have a capital return program authorized by the Board of Directors (the "Board"). As of June 30, 2024, there was approximately $0.2 billion of authorized funds remaining under the 2018 Stock Repurchase Program. In connection with our entry into the Merger Agreement, we are required to suspend our stock repurchase program, and we did not repurchase our common stock during the six months ended June 30, 2024.
In addition, any future dividends, and the establishment of record and payment dates, are subject to approval by the Board or an authorized committee thereof. See Note 14, Subsequent Events, in the Notes to Condensed Consolidated Financial Statements in Item 1 of Part I of this Report for discussion of our dividend declaration subsequent to June 30, 2024.